Exhibit 99.1

     MetroCorp Bancshares, Inc. Announces Record Earnings of $2.8 Million,
                   or $0.38 Per Share, in Second Quarter 2005

    HOUSTON--(BUSINESS WIRE)--Aug. 5, 2005--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $2.8 million for the second quarter of 2005, up approximately $263,000 or 10.5% compared with the same quarter in 2004. Diluted earnings per share for the second quarter 2005 were $0.38, compared with $0.35 for the same quarter in 2004. The improved performance was mainly a result of stronger earnings from growth in both loans and deposits, as well as an overall increase in the net interest margin compared with the second quarter of 2004.

    Second Quarter Highlights

    -- Record net income of $2.8 million, up 10.5% from same quarter of 2004 and 22.6% from first quarter of 2005

    -- Total loans increased to $609.8 million

    -- Total deposits increased to $775.0 million

    -- Return on average equity (ROAE) of 12.62%

    -- Return on average assets (ROAA) of 1.24%

    -- Definitive agreement signed for the acquisition of First United
Bank

    George M. Lee, President and CEO of MetroCorp Bancshares, Inc. said, "The trend of our key financial goals in terms of EPS, asset quality, efficiency ratio, net interest margin, ROAA and ROAE continue to improve and gain momentum. Our earnings for the second quarter of 2005 is a new record high representing a 22.6% increase compared with the first quarter of 2005 and 10.5% compared with the same period in 2004. Our net interest margin continues to rise, growing 12 basis points to 4.51% from the first quarter 2005 and 54 basis points from the second quarter 2004. Loan growth of 10% and deposit growth of 8% over the past 12 months is in line with the Company's goals, as management continues to work diligently to improve the Company's asset quality while keeping growth under control. During the first half of 2005, the management team was able to remain focused on the performance of our locations in Houston and Dallas, and achieve encouraging results, while also searching for opportunities to expand our footprint into other markets. The proposed acquisition of First United Bank in California, with branches in San Diego and Los Angeles, is expected to provide the synergistic platform for which we have been searching. Management believes the investments we have made in our human resources, technology and business processes will provide us with the foundation to fulfill our strategic plan in both the Texas and California markets."
    Interest income and expense. Interest income for the three months ended June 30, 2005, was $13.3 million, up approximately $2.6 million or 24.5% compared with $10.7 million for the same period in 2004. The higher interest income in the second quarter of 2005, compared with the same quarter in 2004, was primarily the result of an increase in both average earning assets and average yield. The increase in average earning assets came primarily from loan growth. The average loan balance for the second quarter of 2005 was $596.6 million compared with $555.3 million for the second quarter of 2004, an increase of 7.4%. The yield on average earning assets for the second quarter of 2005 was 6.18% compared with 5.24% for the second quarter of 2004, an increase of 94 basis points. The Federal Reserve's nine interest rate increases since June 2004 contributed positively to the loan yield. The majority of the Bank's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.
    Interest income for the six months ended June 30, 2005 was $26.1 million, up approximately $4.7 million or 22.3% compared with $21.3 million for the same period in 2004. The higher interest income for the six months was a result of increases in both average earning assets and average yield. The yield on average earning assets for the six months ended June 30, 2005 was 6.06% compared with 5.22% for the same period in 2004, an increase of 84 basis points, which mainly came from a higher yield on loans.
    Interest expense for the three months ended June 30, 2005 was $3.6 million, up approximately $1.0 million or 39.1% compared with $2.6 million for the same period in 2004. The increase in interest expense primarily reflected an increase in interest-bearing deposits and higher interest rates. Average interest-bearing deposits were $575.8 million for the second quarter of 2005 compared with $537.6 million for the second quarter of 2004, an increase of 7.1%. The cost of average interest-bearing liabilities for the second quarter of 2005 was 2.31% compared with 1.73% for the second quarter of 2004, an increase of 58 basis points. The increase in rates primarily reflected the impact of the Federal Reserve's interest rate increases.
    Interest expense for the six months ended June 30, 2005 was $6.9 million, up approximately $1.7 million or 32.8% compared with $5.2 million for the same period in 2004. The increase in interest expense was the result of higher interest-bearing deposits and higher interest rates. The cost of average interest-bearing liabilities for the six months ended June 30, 2005 was 2.20% compared with 1.74% for the same period in 2004, an increase of 46 basis points.
    Net interest income before the provision for loan losses for the three months ended June 30, 2005 was $9.7 million, up approximately $1.6 million or 19.9% compared with $8.1 million for the same period in 2004. Net interest income before the provision for loan losses for the six months ended June 30, 2005 was $19.1 million, up approximately $3.0 million or 18.9% from $16.1 million for the same period in 2004.
    The net interest margin for the three months ended June 30, 2005, was 4.51%, up 54 basis points compared with 3.97% for the same period in 2004. The increase was primarily the result of an increase in the yield on earning assets of 94 basis points that was the result of a higher yield on loans. The yield on loans for the second quarter of 2005 was 7.16% compared with 6.00% for the second quarter of 2004, an increase of 116 basis points. The increase in net interest margin was partially offset by an increase in the cost of earning assets of 40 basis points. However, the effect of higher interest rates on the cost of interest-bearing liabilities was limited by a decrease on other borrowings and an increase on noninterest-bearing deposits.
    The net interest margin for the six months ended June 30, 2005 was 4.45%, up 51 basis points from 3.94% for the same period in 2004. The increase was the result of an increase in the yield on earning assets of 84 basis points that was partially offset by an increase in the cost of earning assets of 33 basis points.
    Non-interest income and expense. Non-interest income for the three months ended June 30, 2005 was $2.0 million, down approximately $431,000 or 17.6% compared with the same three months in 2004. The decrease was primarily a result of lower gain on sale of loans. Gain on the sale of loans was down approximately $491,000 because of the comparative impact of the increased sale of hospitality loans during second quarter of 2004.
    Non-interest income for the six months ended June 30, 2005 was $4.1 million, down approximately $429,000 or 9.5% compared with the same period in 2004. The decrease was primarily a result of lower gain on sale of loans.
    Non-interest expense for the three months ended June 30, 2005 was $7.2 million, up approximately $619,000 or 9.4% compared with $6.6 million for the same period in 2004. The increase was a result of Sarbanes-Oxley compliance expense during the second quarter of 2005, and a $251,000 net gain on the sale of foreclosed assets during second quarter of 2004.
    Non-interest expense for the six months ended June 30, 2005 was $15.0 million, up $2.0 million or 15.6% compared with $13.0 million for the same period in 2004, primarily due to a combination of a write-down on foreclosed assets of approximately $391,000 in the first quarter of 2005, and a $914,000 net gain on the sale of foreclosed assets for the six months ended June 30, 2004. Salaries and benefits expense for the six months ended June 30, 2005 was $8.0 million, up $491,000 compared with $7.5 million for the same period in 2004, primarily due to increased incentive bonus accruals for 2005. Occupancy and equipment expense for the six months ended June 30, 2005 was down approximately $94,000 compared with the same period in 2004. Other non-interest expense for the six months ended June 30, 2005 was up approximately $286,000 compared with the same period in 2004, primarily due to a combination of expenses associated with First United Bank acquisition, a branch consolidation in Dallas and Sarbanes-Oxley compliance costs.
    Provision for loan losses. The provision for loan losses for the three months ended June 30, 2005 was $500,000, a $200,000 increase compared with $300,000 for the same period in 2004. The provision for loan losses for the six months ended June 30, 2005 was $900,000, roughly comparable to the $850,000 provision made for the same period in 2004. The allowance for loan losses as a percent of total loans at June 30, 2005 and 2004 was 1.76% and 1.99%, respectively. At December 31, 2004, the allowance for loan losses as a percent of total loans was 1.83%.
    Net charge-offs for the three months ended June 30, 2005 were $869,000 compared with $117,000 for the same period in 2004. The charge-offs for the three months ended June 30, 2005 primarily consisted of an $800,000 charge-off on one non-performing credit, taken against the specific reserve. The charge-off was done in connection with the pending sale of the company to match the sales price. Net charge-offs for the six months ended June 30, 2005 were $1.1 million compared with $265,000 for the same period in 2004.
    Asset Quality. Total nonperforming assets at June 30, 2005 were $19.4 million, down $1.7 million from $21.1 million at March 31, 2005. The improvement was primarily a result of a reduction in foreclosed assets during the second quarter of 2005. Total nonperforming assets at June 30, 2005 were $1.1 million higher than the $18.3 million at December 31, 2004. The increase was primarily due to one nonperforming loan relationship in the first quarter of 2005. At June 30, 2005, nonperforming assets primarily consisted of $19.3 million in nonaccrual loans and $108,000 in accruing loans that were 90 days or more past due. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at June 30, 2005, were $16.8 million, compared with $15.2 million at December 31, 2004. Approximately $12.3 million of such nonaccrual loans are collateralized by real estate, which represented 63.9% of total nonaccrual loans at June 30, 2005. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program. In addition, management is continuing to focus its attention on minimizing the Company's credit risk through more diversified business development.
    Management conference call. On Monday, August 8, 2005, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2005 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1-866-761-0749 (International callers may dial 1-617-614-2707) and enter the passcode 57147314 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's Web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.
    MetroCorp Bancshares, Inc., with $909.2 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 13 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports and other documents filed with the Securities and Exchange Commission.


                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                             (Unaudited)

                                           June 30,     December 31,
                                             2005           2004
                                        --------------- -------------
Consolidated Balance Sheets
---------------------------
                 Assets
Cash and cash equivalents:
  Cash and due from banks                      $29,067       $26,285
  Federal funds sold and other
   investments                                  13,536         5,788
                                        --------------- -------------
    Total cash and cash equivalents             42,603        32,073
Securities available-for-sale, at fair
 value                                         248,580       273,720
Loans, net of allowance for loan losses
 of $10,706 and $10,863 respectively           599,132       581,774
Loans, held-for-sale                                 -         1,899
Accrued interest receivable                      3,439         3,308
Premises and equipment, net                      6,347         6,512
Customers' liability on acceptances              1,626         6,669
Foreclosed assets, net                               -         1,566
Other assets                                     7,483         6,429
                                        --------------- -------------
  Total assets                                $909,210      $913,950
                                        =============== =============

  Liabilities and Shareholders' Equity
Deposits:
  Noninterest-bearing                         $172,706      $163,191
  Interest-bearing                             602,303       591,862
                                        --------------- -------------
    Total deposits                             775,009       755,053
Other borrowings                                36,445        60,849
Accrued interest payable                           710           649
Acceptances outstanding                          1,626         6,669
Other liabilities                                6,541         5,007
                                        --------------- -------------
  Total liabilities                            820,331       828,227
                                        --------------- -------------
Shareholders' Equity:
  Common stock, $1.00 par value,
   20,000,000 shares authorized;
   7,322,627 shares and 7,312,627
   shares are issued and 7,205,956
   shares and 7,187,446 shares are
   outstanding at June 30, 2005 and
   December 31, 2004, respectively               7,323         7,313
  Additional paid-in-capital                    28,069        27,859
  Retained earnings                             55,142        50,976
  Accumulated other comprehensive income
   (loss)                                         (587)          710
  Treasury stock, at cost                       (1,068)       (1,135)
                                        --------------- -------------
    Total shareholders' equity                  88,879        85,723
                                        --------------- -------------
    Total liabilities and shareholders'
     equity                                   $909,210      $913,950
                                        =============== =============


Nonperforming Assets and Asset Quality
 Ratios
--------------------------------------
Nonaccrual loans                               $19,259       $16,504
Accruing loans 90 days or more past due            108           181
Other real estate ("ORE")                            -         1,566
Other assets repossessed ("OAR")                     -             -
                                        --------------- -------------
Total nonperforming assets                      19,367        18,251
Less nonperforming loans guaranteed by
 the SBA, Ex-Im Bank, or the OCCGF              (2,553)       (3,032)
                                        --------------- -------------
Net nonperforming assets                       $16,814       $15,219
                                        =============== =============

Net nonperforming assets to total assets          1.85%         1.67%
Net nonperforming assets to total loans
 and ORE/OAR                                      2.76%         2.55%
Allowance for loan losses to total loans          1.76%         1.83%
Allowance for loan losses to net
 nonperforming loans                             63.67%        79.56%
Net loan charge-offs to total loans               0.17%         0.19%
Net loan charge-offs                            $1,057        $1,150
Total loans to total deposits                    78.69%        78.74%

Total loans                                   $609,838      $594,536
Allowance for loan losses                      $10,706       $10,863


                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                             (Unaudited)

                               As of or for the    As of or for the
                                  three months        six months
                                ended June 30,      ended June 30,
                              ------------------- -------------------
                                2005      2004      2005      2004
                              --------- --------- --------- ---------
Average Balance Sheet Data
--------------------------
Total assets                  $896,892  $858,858  $902,534  $858,707
Securities                     254,794   255,506   260,570   255,224
Total loans                    596,615   555,274   596,214   559,292
Allowance for loan losses      (11,263)  (10,872)  (11,153)  (10,763)
Net loans                      585,352   544,402   585,061   548,529
Total deposits                 754,077   709,979   751,125   711,431
FHLB and other borrowings       47,813    63,589    56,949    62,152
Total shareholders' equity      88,034    77,936    87,494    78,401

Income Statement Data
---------------------
Interest income:
  Loans                        $10,657    $8,281   $20,727   $16,459
  Securities:
    Taxable                      2,359     2,153     4,781     4,370
    Tax-exempt                     212       232       430       466
  Federal funds sold and other
   investments                      82        23       136        31
                              --------- --------- --------- ---------
      Total interest income     13,310    10,689    26,074    21,326
Interest expense:
  Time deposits                  2,685     1,850     5,060     3,751
  Demand and savings deposits      427       294       813       590
  Other borrowings                 482       440     1,055       876
                              --------- --------- --------- ---------
      Total interest expense     3,594     2,584     6,928     5,217
Net interest income              9,716     8,105    19,146    16,109
Provision for loan losses          500       300       900       850
                              --------- --------- --------- ---------
Net interest income after
 provision for loan losses       9,216     7,805    18,246    15,259
Noninterest income:
  Service fees                   1,633     1,627     3,261     3,286
  Other loan-related fees          172       169       317       377
  Letters of credit
   commissions and fees            133       124       275       239
  Gain on sale of loans, net        23       514        31       569
  Other noninterest income          53        11       180        22
                              --------- --------- --------- ---------
      Total noninterest income   2,014     2,445     4,064     4,493
Noninterest expense:
  Salaries and employee
   benefits                      3,868     3,699     8,004     7,513
  Occupancy and equipment        1,398     1,430     2,736     2,830
  Foreclosed assets, net            14      (251)      424      (914)
  Other noninterest expense      1,947     1,730     3,813     3,527
                              --------- --------- --------- ---------
      Total noninterest
       expense                   7,227     6,608    14,977    12,956
Income before provision for
 income taxes                    4,003     3,642     7,333     6,796
Provision for income taxes       1,233     1,135     2,303     2,126
                              --------- --------- --------- ---------
Net income                      $2,770    $2,507    $5,030    $4,670
                              ========= ========= ========= =========

Per Share Data
--------------
Earnings per share - basic       $0.38     $0.35     $0.70     $0.65
Earnings per share - diluted      0.38      0.35      0.69      0.64
Weighted average shares
 outstanding:
  Basic                          7,205     7,172     7,200     7,167
  Diluted                        7,271     7,262     7,282     7,258
Dividends per common share       $0.06     $0.06     $0.06     $0.06

Performance Ratio Data
----------------------
Return on average assets          1.24%     1.17%     1.12%     1.09%
Return on average
 shareholders' equity            12.62%    12.94%    11.59%    11.98%
Net interest margin               4.51%     3.97%     4.45%     3.94%
Efficiency ratio                 61.61%    62.64%    64.53%    62.89%
Equity to assets (Average)        9.82%     9.07%     9.69%     9.13%

Bank Capital Ratio Data
-----------------------
Tier I capital                                       13.13%    12.90%
Total capital (tier I & II)                          14.39%    14.15%
Leverage (Regulatory)             9.69%     9.25%     9.61%     9.26%



    CONTACT: MetroCorp Bancshares, Inc., Houston
             George Lee, 713-414-3506
             or
             David Choi, 713-414-3768